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                                                                     EXHIBIT 1.1


[LETTERHEAD OF CENTRAL GARDEN & PET]


FOR IMMEDIATE RELEASE
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                                         Contact: Gregory Reams
                                                  Central Garden & Pet
                                                  510/283-4573

                                                  Paul Verbinnen/Debbie Miller
                                                  Sard Verbinnen & Co
                                                  212/687-8080


    CENTRAL GARDEN & PET COMPLETES ACQUISITION OF KAYTEE PRODUCTS
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       LAFAYETTE, CALIFORNIA, DECEMBER 17, 1997 - Central Garden & Pet Company
(NASDAQ:CENT) today announced that it has completed the previously announced acquisition of Kaytee Products Incorporated, one of the nation's largest manufacturers of bird and small animal food.

       Based in Chilton, Wisconsin, Kaytee Products is the national leader in specialty pet foods for birds and small animals as well as a major producer of branded wild bird food. Brand names include Kaytee(R) and Amazon Smythe(R). The business acquired by Central reported annual sales of approximately $103 million for the fiscal year ended June 30, 1997. Kaytee Products has approximately 425 employees and manufacturing sites located in Chilton, Wisconsin, Rialto, California, Cressona, Pennsylvania and Abilene, Kansas. Kaytee Products' distribution business in Southern California, United Pacific Pet, principally an Iams dog food distribution business, has been spun-off and retained by the former stockholders of Kaytee Products.

       Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store design and display assistance and sales program development. Central also offers lines of proprietary branded products which include Zodiac(R) and Four Paws(R) pet products, Island(R) aquariums, Matthews (R) redwood products and Grant's(R) ant control products.


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